Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

REDHILL BIOPHARMA LTD.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value NIS 0.01 per share	(1)	Other	262,285,730,000	$0.0001	$26,228,573.00	0.0001381	$3,622.17

Total Offering Amounts:							$26,228,573.00		3,622.17
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$3,622.17

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Offering Note(s)

(1)	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”), and American Depositary Shares (“ADSs”) offered hereby also include an indeterminate number of additional Ordinary Shares and ADSs as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other transactions.

(2) American depositary shares evidenced by American depositary receipts issuable upon deposit of the Ordinary Shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-185302). Each ADS represents ten thousand (10,000) Ordinary Shares.

(3) Represents ordinary shares represented by ADSs registered for resale by the selling shareholders described herein.

(4) Estimated solely for the purpose of computing the amount of the registration fee for the ADSs being registered in accordance with Rule 457(c) under the Securities Act based upon the average of the high and low prices for an ADS of the registrant as reported on The Nasdaq Global Market on June 25, 2026, which date is within five business days of the filing of this registration statement.